UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)        December 7, 2006

SL Green Realty Corp.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-13199	13-3956775
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

420 Lexington Avenue
New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

(212) 594-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☒           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

Scott Rechler, Chief Executive Officer and Chairman of Reckson, in his opening remarks to shareholders at Reckson’s special meeting stated that SL Green Realty Corp. had consented to Reckson declaring an additional special dividend of an aggregate of approximately $25 million representing approximately $0.29 in cash per share and unit to be paid as of the closing of the merger.  Mr. Rechler also stated that members of Reckson management have agreed to waive certain existing severance rights in connection with the special dividend.  Reckson also issued a press release with respect thereto, which is attached  hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Rechler also stated that Reckson had been advised that Cohen & Steers had indicated to Reckson that they intended to vote in favor of the SL Green merger.

Mr. Rechler also stated that a prior bidder had submitted a proposal for a portion of Reckson’s assets and that there were rumors of another proposal from another prior bidder for certain assets of Reckson.  Reckson has concluded that these recent overtures are not proposals that it may entertain under the terms of its binding merger agreement with SL Green.  Mr. Rechler stated that SL Green had informed Reckson that pursuing discussions with any of these parties would be a breach of the terms of its existing merger agreement.

Item 9.01.      Financial Statements and Exhibits

(d)          Exhibits

Exhibit Number	Description of Exhibit
99.1	Press release regarding special dividend and other matters

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL GREEN REALTY CORP.

By:	/s/ Gregory F. Hughes
	Title:	Gregory F. Hughes
	Name:	Chief Financial Officer

Date:       December 7, 2006